AMENDMENT TO
                          INVESTMENT ADVISORY AGREEMENT


         The following amendment is made to the Investment Advisory Agreement effective May 1, 2003, by and between Maxim Series Fund, Inc. (the "Fund") and GW Capital Management, LLC (the "Adviser") dated December 5th, 1997, as amended on July 26th, 1999 and May 1, 2002, (the "Agreement"), and is hereby incorporated into and made a part of the Agreement.

1. Article II, Section A, of the Agreement is hereby amended by adding the following:

         As compensation for its services with respect to the Fund, the Adviser receives monthly compensation at the annual rate of 1.20% of the average daily net assets of the Maxim MFS International Growth Portfolio; 1.05% of the average daily net assets of the Maxim Janus Large Cap Growth Portfolio; 0.70% of the Maxim Federated Bond Portfolio; and 1.10% of the average daily net assets of the Maxim Janus High Yield Bond Portfolio.

         IN WITNESS WHEREOF, the parties hereto have caused this amending agreement to be executed in duplicate, in their names and on their behalf by and through their duly authorized officers.


                                          GW CAPITAL MANAGEMENT, LLC
                                         (d/b/a Maxim Capital Management, LLC)

Attest:     /s/ Beverly A. Byrne          By:  /s/ Douglas L. Wooden
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Name:       B.A. Byrne                   Name:  D.L. Wooden
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Title:      Secretary                    Title:  President
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                                         MAXIM SERIES FUND, INC.

Attest:     /s/ David T. Buhler          By:  /s/ W.T. McCallum
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Name:       D.T. Buhler                  Name:  W.T. McCallum
            ---------------------               --------------------

Title:      Assistant Secretary          Tiitle:  President
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